UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2015

Prosper Funding LLC	Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

45-4526070	73-1733867
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

Delaware
(State or other jurisdiction of incorporation or organization)

6199
(Primary Standard Industrial Classification Code Number)

221 Main Street, 3rd Floor
San Francisco, CA  94105
(415) 593-5400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 3, 2015, the Audit Committee of the Board of Directors of Prosper Marketplace, Inc. (the “Audit Committee”) and the Board of Directors of Prosper Funding LLC (the “PFL Board”) concluded that the consolidated financial statements and related reports of their predecessor independent registered public accounting firms included within the Prosper Marketplace, Inc. (“PMI”) and Prosper Funding LLC (“PFL”, and collectively with PMI “Prosper” or the “Company”) Annual Reports on Form 10-K as of and for the fiscal years ended December 31, 2013 and December 31, 2012 for PMI and as of and for the fiscal year ended December 31, 2013 for PFL, and the condensed consolidated financial statements presented in the Company’s Quarterly Reports on Form 10-Q for the previously mentioned fiscal years and as of and for the quarterly periods ended September 30, 2014, June 30, 2014 and March 31, 2014 should no longer be relied upon and should be restated due to the following errors:

1) Restricted cash and an associated liability for such cash held on behalf of investors was previously not recorded on PMI’s consolidated balance sheets of approximately $36 million and $18 million as of December 31, 2013 and 2012, respectively.  Restricted cash and an associated liability for such cash held on behalf of investors was previously not recorded on PFL’s consolidated balance sheets of approximately $36 million as of December 31, 2013;

2) As convertible preferred stockholders are entitled to receive liquidation preference upon a change in control transaction, the Convertible Preferred Stock should have been classified as temporary equity.  We expect the classification error between permanent and temporary stockholders’ equity on PMI’s consolidated balance sheets to be approximately $45 million and $80 million as of December 31, 2013 and 2012, respectively;

3) Various other corrections in the Company’s consolidated statements cash flows. Changes in certain Restricted Cash balances related to investing activities totaling approximately $7 million were inappropriately classified as changes in cash flows from operating activities rather than changes in cash flows from investing activities for the year ended December 31, 2013. Additionally, cash flows from the principal payments and proceeds from sale related to Borrower Loans held for sale of approximately $3 million were inappropriately classified within cash flows from investing activities rather than cash flows from operating activities for the year ended December 31, 2013. Finally, approximately $16 million and $9 million of the change in fair value of Borrower Loans and Notes was inappropriately reflected as a cash flow from investing and financing activities, rather than an adjustment to reconcile net income to net cash used in operating activities for the years ended December 31, 2013 and 2012, respectively.

As part of the restatement process, the Company is continuing to assess the estimated adjustments identified above and will assess any other potential items for correction as needed.  The Company is working diligently to complete the restatement of the relevant financial statements and to file the corrected financial statements, as appropriate, with the Securities and Exchange Commission as soon as practicable.

The Audit Committee and the PFL Board have discussed the matters disclosed in this Form 8-K pursuant to this Item 4.02(a) with the Company’s predecessor and successor independent registered public accounting firms.

In the quarter ended September 30, 2014, management previously disclosed a determination that the Company has a material weakness in its internal control over financial reporting.  As a result of such material weakness, management determined that its disclosure controls and procedures were not effective as of September 30, 2014. Management will update its assessment of its internal control over financial reporting and of its disclosure controls and procedures as of December 31, 2014 in the Form 10-K for the year ended December 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: April 3, 2015	By	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel & Secretary

Prosper Funding LLC

Date: April 3, 2015	By	/s/ Sachin Adarkar
Sachin Adarkar
Secretary